Exhibit 16.1

October 12, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for BakBone Software, Inc. and, under the date of June 25, 2004, we reported on the consolidated financial statements of BakBone Software, Inc. as of and for the years ended March 31, 2004, and 2003. On October 5, 2004, we resigned. We have read BakBone Software, Inc.’s statements included under Item 4.01 of its Form 8-K dated October 12, 2004, and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statements made in the penultimate paragraph or the attached Exhibit 99.1.

Very truly yours,

/s/ KPMG LLP